Exhibit 99

District Court Issues Order Denying Becton, Dickinson and Company’s Renewed Motion for Judgment as a Matter of Law Against Retractable Technologies, Inc.

LITTLE ELM, Texas, October 6, 2014—Retractable Technologies, Inc. (NYSE MKT: RVP), (“RTI”) announced today that Judge Leonard Davis of the United States District Court for the Eastern District of Texas issued an order on September 30, 2014 denying Becton, Dickinson and Company’s (“BD”) Renewed Motion for Judgment as a Matter of Law, or Alternatively, for New Trial or Remittitur, ruling that there was sufficient evidence for the jury to: find that BD had attempted to monopolize the safety syringe market, find that BD had engaged in false advertising under the Lanham Act, and award Retractable $113,508,014 in antitrust damages.  Pursuant to federal statute, antitrust damages are subject to being trebled.

The conclusion of the Court’s Order stated: “The jury’s verdict in this case was reasonable and supported by substantial evidence. Judgment as a matter of law is inappropriate because BD has failed to show that a reasonable jury would not have a legally sufficient evidentiary basis to find for RTI on the issues set forth above. A new trial is inappropriate because BD has failed to show that the jury’s verdict was against the weight of the evidence, the damages awarded were excessive, or that the trial was unfair or prejudicial error was committed in its course. Finally, remittitur is inappropriate because BD has failed to show that the damages award in this case exceeds the bounds of a reasonable recovery. Accordingly, the Motion is DENIED.”

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. Retractable’s products are distributed by various specialty and general line distributors.

For more information on Retractable, visit our website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events. We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will materialize. Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current litigation; our ability to maintain favorable third party manufacturing and supplier arrangements and relationships; our ability to quickly increase capacity in response to an increase in demand; our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the continuing interest of larger market players, specifically Becton, Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

Douglas W. Cowan, 888-806-2626 or 972-294-1010

Vice President and Chief Financial Officer